SCHEDULE 14A
                         (Rule 14a-101)

             INFORMATION REQUIRED IN PROXY STATEMENT
                    SCHEDULE 14A INFORMATION

            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                       (Amendment No.    )


Filed by the Registrant[x]
Filed by a Party other than the Registrant[ ]
Check the appropriate box:
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                               Only (as permitted by Rule 14a-6(e) (2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   Alarmguard Holdings, Inc.
        (Name of Registrant as Specified In Its Charter)

                   Alarmguard Holdings, Inc.
(Name of Person(s) Filing Proxy Statement, if Other Than the Reg istrant)

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                    ALARMGUARD HOLDINGS, INC.
                        125 FRONTAGE ROAD
                       ORANGE, CT   06477
                         (203) 795-9000

                            NOTICE OF
                 ANNUAL MEETING OF STOCKHOLDERS
                    TO BE HELD JUNE 30, 1998


      The  Annual Meeting of Stockholders of Alarmguard Holdings,
Inc. (the "Company") will be held at the offices of the Company at 125 Frontage Road, Orange, Connecticut on Tuesday, June 30,
1998, at 9:00 a.m. local time for the following purposes:

     (1) To ratify the sale of 35,700 shares of Series A Convertible Preferred Stock at $1,000 per share and 5,000 shares of Series B Convertible Preferred Stock at $1,000 per share, consummated on February 2 and 13, 1998;

     (2) To elect two Class I Directors to serve for a term of three years; and

     (3) To act upon such other matters as may properly come before the meeting or any reconvened meeting following any adjournment thereof.

      The Board of Directors has fixed the close of business on April 30, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

      The Annual Meeting of Stockholders may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

      We urge you to sign and date the enclosed proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

                              By Order of the Board of Directors

                               RUSSELL      R.     MACDONNELL
                               Chairman, Chief Executive Officer and
                               President
Orange, CT
April 30, 1998
                    ALARMGUARD HOLDINGS, INC.
                        125 FRONTAGE ROAD
                       ORANGE, CT   06477

                     PROXY STATEMENT FOR THE
                 ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON JUNE 30, 1998


     This proxy solicitation is made by the Board of Directors of Alarmguard Holdings, Inc. (the "Company"). By signing and returning the enclosed proxy card, you authorize the representatives of the Board of Directors named on it to represent you and vote your shares.

      If you attend the Annual Meeting, you may vote by ballot. If you are not present at the Annual Meeting, your shares can be voted only when represented by proxy. You may indicate a vote for or against each proposal on the proxy card and your shares will be voted accordingly. If you indicate a preference to abstain on any proposal, no vote will be recorded. You may withhold your vote for any nominee for director by writing his name in the appropriate space on the proxy card. You may cancel your proxy before balloting begins by notifying the Corporate Secretary in writing at 125 Frontage Road, Orange, CT 06477. In addition, you may revoke any proxy signed and returned by you at any time before it is voted by signing and duly delivering a new proxy bearing a later date or by attending the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the proxy holders will vote your shares for the listed matters and in their discretion on any other matters that properly come before the meeting.

     The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxy solicitations may also be made personally or by telephone or telegram by directors or officers of the Company, as yet undesignated, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.

      Only stockholders of record as of the close of business on April 30, 1998 will be entitled to notice of and to vote at the Annual Meeting of Stockholders. As of April 30, 1998, the Company had outstanding 5,593,948 shares of its common stock, par value $0.0001 per share (the "Common Stock"), held of record by approximately ___ holders. Each share of Common Stock is entitled to one vote. In addition, the Company had outstanding 35,700 shares of Series A Preferred Stock ("Series A Preferred Stock") and 5,000 shares of Series B Preferred Stock ("Series B. Preferred Stock") held by a total of 18 stockholders of record. Each share of Preferred Stock is entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock. Accordingly, each share of Series A Preferred Stock is entitled to 121.21 votes and each share of Series B Preferred Stock is entitled to 129.03 votes.

     Abstentions and broker non-votes are counted for purposes of determining the number of shares represented at the Annual Meeting, but are deemed not to have voted on the proposals. Broker non-votes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote. Each proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and voting. Accordingly, abstentions, broker non-votes or the failure to either return a proxy or to attend the Annual Meeting will be deemed not to have voted on the proposals.

      The officers and directors of the Company will vote the shares of Common Stock beneficially owned or controlled by them (representing approximately 37.9% of the votes to be cast by the holders of shares of Common Stock and Preferred Stock issued and outstanding and approximately 32.2% of the votes to be cast by the holders of shares of Common Stock issued and outstanding) in favor of each of the proposals.

      This proxy statement and form of proxy are first being sent to stockholders on or about May 1, 1998. The Company's 1997 Annual Report to Stockholders is being distributed along with this proxy statement to all stockholders of record as of the record date of the Annual Meeting of Stockholders and should be read in conjunction with the matters set forth herein.

     1.   Ratification of the sale of 35,700 shares of  Series  A
          Preferred Stock at $1,000 per share and 5,000 shares of Series B Preferred Stock at $1,000 per share.

      On February 2 and 13, 1998, the Company completed an offering of 40,000 shares of Convertible Preferred Stock (35,000 shares of Series A Preferred Stock and 5,000 shares of Series B Preferred Stock) at $1,000 per share yielding gross proceeds totaling $40 million. As part of the offering, the Company issued 700 additional shares of the Series A Preferred Stock in exchange for $700,000 of the Company's subordinated debt. Of these shares, Russell R. MacDonnell, Chairman, Chief Executive Officer and President of the Company received 125 shares and David Heidecorn, Executive Vice President and Chief Financial Officer, received 75 shares.

     Each share of Series A Preferred Stock pays current quarterly dividends of $50 per annum. Each holder of the Series A Preferred Stock and Series B Preferred Stock has the right to convert shares, at the option of the holder, at any time into shares of the Company's Common Stock at the conversion price of $8.25 per share and $7.75 per share, respectively, subject to certain anti-dilution provisions. At the initial date of issuance, the market value of the Common Stock of the Company was $10.00 per share. The Series A Preferred Stock and Series B Preferred Stock also rank prior to all other classes of equity securities of the Company, including the Common Stock, as to dividends and distribution of assets upon liquidation, dissolution or winding up of the Company. The holders of the newly issued Preferred Stock have the right to elect two members to the Company's expanded Board of Directors. Holders of shares of Series A Preferred Stock and Series B Preferred Stock also have the right to vote in all matters submitted to a vote of stockholders of the Company, with each share being entitled to cast that number of votes equal to the number of shares of Common Stock into which the Series A Preferred Stock or Series B Preferred Stock is convertible. Accordingly, the holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to cast 4,972,434 votes for the election of directors at the Annual Meeting, which equals 47.1% of the votes entitled to be cast at the Meeting.

     Concurrent with the offering, the Company increased its credit facility from $60 million to $90 million. The proceeds from the offering of the Series A Preferred Stock and the Series B Preferred Stock and borrowings from the expanded credit facility have been and are intended to continue to be used to finance acquisitions and expand the Company's Direct Marketing and Dealer Programs.

      If all of the shares of Series A Preferred Stock and Series B Preferred Stock were converted into Common Stock of the Company, the holders of the Convertible Preferred Stock would, collectively, own approximately 47.1% of the Common Stock of the Company. Under the rules of the American Stock Exchange
("Amex"), stockholder approval is required for the sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the Common Stock. Because the conversion of the Series A Stock and Series B Stock could result in the issuance of shares of Common Stock in excess of 20% of the number of shares of Common Stock outstanding before such conversion for a price less than the greater of book or market value of such Common Stock, the Company seeks the approval of such issuance in order to comply with the Amex standards.

      The Amex standards also require stockholder approval for transactions deemed to constitute a "change in control." Although the Company does not believe that the issuance of the Series A Preferred Stock and Series B Preferred Stock or the issuance of the Common Stock upon conversion of the Series A
Preferred Stock and Series B Preferred Stock constitutes a "change in control", if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote require thereby.

      The issuance of Common Stock upon the conversion of the Series A Preferred Stock and Series B Preferred Stock will have no effect on the rights or privileges of existing holders of Common Stock except that the economic interests of each stockholder will be diluted as a result of such issuance. Further, prior to conversion, holders of Series A Preferred Stock will be entitled to receive dividends and holders of Series A Preferred Stock and Series B Preferred Stock will be entitled to receive distributions upon a liquidation of the Company in preference to claims of holders of the Common Stock.

      Accordingly, the Company is seeking ratification by holders of Common Stock of the sale of the Convertible Preferred Stock at this meeting of stockholders. In the event that the stockholders do not ratify the transaction described above, the Common Stock of the Company could become subject to possible delisting from trading by the Amex, which management of the Company believes would not be in the best interest of the Company's shareholders.

      This proposal will be determined solely by the holders of Common Stock. Shares of Series A Preferred Stock and Series B
Preferred Stock will not be entitled to vote on this proposal.

      The Board of Directors recommends a vote FOR the proposal set forth above.

                   2.   Election of Directors

Directors Standing for Election

      The Board of Directors is currently divided into three classes. The term of office of Directors in Class I expires at the 1998 annual meeting. Class II Directors serve for a two-year term and such term will expire at the 1999 annual meeting. Class III Directors serve for a three-year term and such term will expire at the year 2000 annual meeting. The Board of Directors proposes that the nominees described below, each of whom are currently serving as Class I directors, be re-elected to Class I for a new term of three years or until their successors are duly elected and qualified.

      Each of the nominees has consented to serve a three-year term. If either of them should become unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

      The  following table sets forth the age and title  of  each
nominee  director and each director continuing in  office.   Also
set forth below are descriptions of such person's additional business experience during the past five years.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Name                Age          Position
David Heidecorn     41           Executive Vice President,
                                 Chief Financial Officer
                                 and Director
Thomas W. Janes     42           Director

DIRECTORS WHOSE TERMS HAVE NOT EXPIRED

Name                Age          Position
Russell R.          50           Chairman, Chief Executive
MacDonnell                       Officer and
                                 President
Stuart L. Bell      44           Director
Michael E. Cahr     58           Director
Michael M. Earley   42           Director
Stephen L. Green    47           Director
Timothy A. Holt     45           Director
Jeffrey T. Leeds    42           Director



Class I Directors.  The directors standing for election are:

DAVID HEIDECORN

      David Heidecorn serves as Executive Vice President, Chief Financial Officer and a director of the Company. Mr. Heidecorn is one of the founding investors in the Company. In 1984, Mr. Heidecorn joined General Electric Company in the International Sector. From 1986 to 1992, Mr. Heidecorn was employed by GE Capital Corporation as a Vice President in the Leveraged Finance Group and a Senior Vice President for the Corporate Finance
Group, where he led the Bankruptcy and Reorganization Finance activity for the Northeast. He received his B.A. in Economics from Lehigh University and his M.B.A. in Finance from Columbia University.

THOMAS W. JANES

      Thomas W. Janes serves as Managing Director of Triumph Capital Group, Inc., ("Triumph Capital"), a private equity money management firm which, through its affiliates, manages Triumph Partners III, L.P., Triumph-California Limited Partnership and Triumph-Connecticut Limited Partnership, of which Mr. Janes is a general partner. He has been affiliated with Triumph Capital since 1990. Mr. Janes also serves as a director of Ascent Pediatrics, Inc. and Dairy Mart Convenience Stores, Inc.

  The Board of Directors recommends a vote FOR the nominees set forth above.


Class II Directors. The following Class II directors' terms will expire at the 1999 annual meeting:

STEPHEN L. GREEN

      Stephen L. Green is general partner of Canaan Partners, a venture capital fund located in Rowayton, Connecticut. Prior to joining Canaan Partners in November 1991, he served as Managing Director in GE Capital's Corporate Finance Group for more than five years. Mr. Green also serves as director for the following public companies: Chartwell RE Corporation; Suiza Foods Corporation; and Advance Paradigm Inc.

MICHAEL E. CAHR

      Michael E. Cahr serves as Chairman of Allscripps Inc., a privately-owned company engaged in providing medication management solutions through the use of technology. He has served in this position since 1994 and also served as President and Chief Executive Officer until October 1997. He served as a Venture Group Manager for Allstate Venture Capital, a division of Allstate Insurance Company, between 1987 and June 1994. He served as a director of Triton Group Ltd., from June 1993 to April 1997 and is also a director of LifeCell Corporation, Optek Technologies, Inc.


Class III Directors. The following Class III directors' terms will expire at the 2000 annual meeting:

RUSSELL R. MACDONNELL

      Russell R. MacDonnell serves as the Chief Executive Officer and Chairman of the Board of Directors of the Company. From 1973 to 1985, Mr. MacDonnell served as President of Sonitrol Security Systems ("Sonitrol Security") which was the Northeast distributor for Sonitrol Corporation. From July 1986 to May 1991, Mr. MacDonnell served as Chairman and Chief Executive Officer of SecurityLink Corporation, which provided security alarm services and equipment in the Northeast, Midwest, Mid-Atlantic and Southeast regions. In December 1991, Mr. MacDonnell founded the Company. Mr. MacDonnell is a member of the Fairchester Chapter of Young Presidents Organization, the American Society for Industrial Security, the National Burglar and Fire Alarm Association, as well as various other security alarm industry organizations. Mr. MacDonnell received a B.A. from Williams College in 1970 and a J.D. from Boston University School of Law in 1973.

MICHAEL M. EARLEY

      Michael M. Earley serves as President of Triton Group Management, Inc., a management consulting firm. He served as President and Chief Executive Officer of Triton Group Ltd., from February 1996 to April 1997 and as a director since June 1993. Mr. Earley served as President and Chief Operating Officer (June 1994 to January 1996) and Senior Vice President and Chief Financial Officer of Triton and Intermark, Inc. (1991 to 1994). He is also a director of Ridgewood Hotels, Inc.

STUART L. BELL

      Stuart L. Bell served as the Executive Vice President and Chief Financial Officer of CUC International from 1983 to January 1995 and is the Vice Chairman of Interval. Mr. Bell also serves as director of Harbinger Corp. and International Telecommunication Data Systems, Inc. and the Chairman of Innovative Medical Research, Inc.


Directors  Nominated by Preferred Stockholders:

TIMOTHY A. HOLT

      Mr. Holt has been Chief Investment Officer for Aetna Inc. since September 1997. Mr. Holt has been employed by Aetna since 1977 in a variety of positions, including Senior Vice President and Chief Financial Officer for Aetna Retirement Services beginning in January, 1996 and prior to that as Vice President, Portfolio Management Group. Mr. Holt received a B.A. from the University of Connecticut and an MBA from the Amos Tuck School at Dartmouth College. Mr. Holt is a Chartered Financial Analyst.

JEFFREY T. LEEDS

       Mr. Leeds has been a principal of Advance Capital Management, LLC, a private equity firm located in New York, since 1995. Mr. Leeds is also President and co-founder of Leeds Group Inc., a New York private investment banking firm founded in 1993. From 1986 to 1993, Mr. Leeds worked in the investment banking firm of Lazard Freres & Co. Mr. Leeds presently serves on the boards of The Edison Project, Elsinore Corporation and The
World Resources  Institute.   Mr. Leeds  graduated from Yale
University, attended Oxford University as a Marshall Scholar and received a law degree from Harvard law School.

Executive Officers of the Registrant

      The following table provides certain information about the Company's current Executive Officers not serving as directors of the Company:

Name                Age          Position
Gregory J. Westhoff 48           Vice President of the Company
                                 and President and Chief Operating
                                 Officer of Alarmguard, Inc.
Joseph J. Monachino 47           Vice President, Sales and
                                 Marketing of Alarmguard, Inc.
Peter M. Rogers     44           Vice President, Operations of
                                 Alarmguard, Inc.


      Gregory J. Westhoff serves as Vice President of the Company and President and Chief Operating Officer of Alarmguard, Inc. Mr. Westhoff was the Vice President, Mid-Atlantic Region, and Chief Operating Officer of SecurityLink Corporation, where he served from December 1989 until May 1992 in Philadelphia, Pennsylvania. Prior to joining SecurityLink Corporation, Mr. Westhoff was Eastern Regional Manager of Westec Security in Philadelphia from 1988 to 1989. From 1985 to 1988, Mr. Westhoff was District Manager of Rollins Protective Services and General Manager for Warner Amex Security Systems from 1981 to 1985. Mr. Westhoff was General Manager for American Alarm from 1976 to 1981 and District Manager for Westinghouse Security System from 1969 to 1976. Mr. Westhoff graduated from Edinboro University of Pennsylvania in 1969.

      Joseph J. Monachino serves as Vice President, Sales and Marketing of Alarmguard, Inc. Mr. Monachino joined Alarmguard, Inc. in July 1994 to manage its sales and marketing functions. Prior to joining Alarmguard, Inc., Mr. Monachino formed his own marketing consulting group located in Westport, Connecticut serving clients including Holmes Protection Group, LTD and Dictograph Franchise Corporation. Mr. Monachino also served as Vice President of Marketing for SecurityLink Corporation from 1987 to 1991. Mr. Monachino earned his B.A. from Franklin College in 1973 and a Masters of Divinity from Yale University in 1976.

      Peter M. Rogers serves as Vice President, Operations, of Alarmguard, Inc. Mr. Rogers joined Alarmguard, Inc. in November of 1994 to direct Alarmguard's MIS, telecommunications, purchasing and inventory, training and standards/procedures areas. Mr. Rogers served as Vice President of Operations with SecurityLink Corporation from 1989 to 1991. Mr. Rogers served as Eastern Regional Manager with Eddie Bauer from 1981 to 1984, Beekly Corporation as Vice President Operations from 1984 to 1989, and Windsor Marketing Group as Vice President of Sales from 1991 to 1994. Mr. Rogers earned his B.A. from Harvard University in 1976 and his M.B.A. from Rensselaer Polytechnic Institute in 1990.



Meetings and Certain Committees of the Directors

      The Board of Directors held four regular meetings and four telephonic meetings during 1997. All directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served.

      The Board of Directors has delegated certain functions to the following standing committees:

     The Audit Committee recommends to the Board of Directors the engagement of the independent auditors of the Company and reviews with the independent auditors the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services furnished by the independent auditors of the Company. The Audit Committee held one meeting during 1997. The current members of the Audit Committee are Messrs. Bell and Earley.

      The Compensation Committee's functions are to review, approve, recommend and report to the Chief Executive Officer and the Board of Directors matters specifically relating to the compensation of the Company's Chief Executive Officer and other key executives. The committee held no meetings during 1997, but did meet in March, 1998 to review the total compensation for the operating management of the Company. The current members of the Compensation Committee are Messrs. Bell, Cahr and Green.

     The Company does not have a nominating committee of its Board of Directors.

Compensation of Directors

      In 1997, each director of the Company who was not employed by the Company received $1,000 for each meeting attended in person or a committee thereof. Directors are also reimbursed for their out of pocket expenses in attending meetings for the Company.

     Directors who are not employees of the Company also received options to purchase shares of the Company's Common Stock as follows:

     (1) Each director of the Company who was first elected or appointed a director at the time of the merger with Triton Group Ltd. on April 15, 1997, received a non-discretionary automatic grant of non-qualified ten-year stock options for the purchase of 10,000 shares of the Company's Common Stock at an exercise price of $7.50, the value of the Common Stock at date of grant. Options granted vest ratably over a three-year period.


     (2) Thereafter as of the day after the Annual Meeting of Stockholders of the Company to be held in calendar years 1998 and 1999, each non-employee Director will receive additional non-discretionary automatic grants of non-qualified stock options for the purchase of 10,000 shares of the Company's Common Stock in each such year. The exercise price of each share of the Company's Common Stock subject to any eligible Director's option will be equal to the fair market value of a share of the Company's Common Stock on the date such option is granted.


Certain Transactions

      Prior to April 15, 1997, Triumph Capital and BF Partners ("BF Partners") held debentures issued by the Company (the "Old Debentures") in the principal amounts of $2,014,800 and $99,000 respectively. Stuart L. Bell , a member of the Company's Board, is a general partner of BF Partners. Thomas W. Janes, a member of the Company's Board, is a managing director of Triumph Capital.

     Pursuant to the terms of the Old Debentures, Alarmguard paid interest to each Subordinated Debt Holder at the rate of 10% per annum through April 15, 1997 and the Old Debentures were to be redeemed at par by March 31, 1998. On April 15, 1997, in connection with the consummation of the Merger with Triton Group Ltd. (the "Merger"), the Company refinanced the Old Debentures with newly issued subordinated debentures (the "New Debentures"). The Old Debentures held by Triumph Capital were redeemed at par. The Old Debentures of BF Partners were exchanged for New Debentures and BF Partners purchased additional New Debentures in the principal amount of $301,000. The New Debentures bear interest at 15% per annum. In addition, the Company issued warrants to each of the former holders of Old Debentures to purchase an aggregate of 215,939 shares of Common Stock at an exercise price of $11.11 per share. Russell R. MacDonnell and David Heidecorn received $125,000 and $75,000 in New Debentures as well as a pro rata share of the Warrants. The New Debentures were paid to Messrs. MacDonnell and Heidecorn in lieu of cash bonus compensation.

     The Company paid Triton Group Management, Inc., an entity in which Mr. Earley, a Director of the Company, is the President and 50% stockholder, $140,000 during 1997 for management consulting services in connection with the disposition of certain assets of the Company and in connection with operating as a public company.

      On July 1, 1993, the Company entered into a lease with respect to the Company's executive offices, central monitoring station and administrative headquarters located at 125 Frontage Road, Orange Connecticut, with 125 Frontage Road LLC, a company controlled by Russell R. MacDonnell, Chairman, Chief Executive Officer and President of the Company. This lease expires on June 30, 2005 and provides for monthly rent payments of $27,000 per month for an aggregate of $324,000 per year. The Company believes that the lease is on terms no less favorable than are available from an unaffiliated third party.

      The wife of Russell R. MacDonnell owns a controlling interest in Rapid Response ("Rapid Response"), a company that performs wholesale security alarm monitoring services. In connection with the Company's acquisition program, the Company from time to time purchases subscriber accounts from sellers which utilize the service of Rapid Response pursuant to contracts that pre-date such acquisitions. The Company allows such contracts to be completed before integrating the subscribers into the Company's monitoring services. The Company paid Rapid Response $73,000 in 1997. The Company believes that the transactions with Rapid Response are on terms no less favorable than are available from unaffiliated third parties.

Ownership  of  Company  Stock by Certain Holders,  Directors  and
Officers

      The following table sets forth, as of the close of business on April ____, 1998, information as to the ownership of the Company's Common Stock, including (i) those stockholders known to the Company to be the beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock (based solely upon filings by each of such stockholders with the Securities and Exchange Commission (the "Commission"), on Schedule 13D or
Schedule  13G),  and  (ii) each director  and  the  nominees  for
director,                                                   (iii)
each of the executive officers named in the Summary Compensation Table and (iv) the directors and all executive officers as a group.

     Beneficial Owner           Shares          Percent of
                             Beneficially         Class
                                 Owned
Canaan Entities (1)            1,438,264          23.05%
105 Rowayton Avenue
Rowayton, CT  06853

OZ Management, L.L.C.(2)       1,121,212          16.70%
153  E. 53RD Street,  44th
Floor
New York, NY  10022

Triumph-Connecticut             767,554           13.72%
Limited Partnership
60 State Street, 21st
Floor
Boston, MA  02109

Advance  Capital Partners,      878,787           13.58%
L.P.(3)
Advance  Capital  Offshore
Partners, L.P.
660  Madison Avenue,  15th
Floor
New York, NY  10021

Elliott  Associates   L.P.      484,848           7.98%
(4)
712   Fifth  Avenue,  36th
Floor
New York, NY  10019

Ryback          Management      369,430           6.60%
Corporation (5)
7711 Carondelet Ave.
Box 16900
St. Louis, MO  63105

The      Capital     Group      360,000           6.44%
Companies, Inc. (6)
333 South Hope Street
Los Angeles, CA  90071

Lehman   Brothers  Capital      606,061           9.78%
Partners III, L.P.(7)
c/o Lehman Brothers
Three    World   Financial
Center
New York, NY  10285

Aetna    Life    Insurance      606,061           9.78%
Company (8)
151 Farmington Avenue
Hartford, CT  06516

Exeter   Capital  Partners      303,030           5.14%
IV, L.P. (9)
10 East 53rd Street
New York, NY  10022

Russell R. MacDonnell (10)    144,550             2.56%
David Heidecorn (11)           71,708             1.27%
Stuart L. Bell (12)           125,719             2.22%
Michael E. Cahr (13)           10,833               *
Michael M. Earley (14)         43,453               *
Stephen L. Green (15)       1,438,264             23.05%
Thomas W. Janes (16)          767,554             13.72%
Joseph J. Monachino (17)        8,830               *
Peter M. Rogers (18)            4,552               *
Gregory J. Westhoff (19)       37,969               *
Jeffrey T. Leeds (20)         878,787             13.58%
Timothy A. Holt (21)          606,061             9.78%
Directors   and  Executive  4,138,280             52.19%
Officers as a Group
(12 persons) (22)


*    Less than 1%

(1) Shares indicated as beneficially owned by Canaan include 231,014 shares beneficially owned by Canaan Venture Limited Partnership and 562,089 shares beneficially owned by Canaan Venture Offshore Limited Partnership. Each of the Canaan
entities has sole voting power with respect to its shares. Shares indicated as beneficially owned by Canaan include shares issuable upon the conversion of 5,000 shares of Series B Preferred Stock.

(2)   Issuable upon the conversion of 9,250 shares  of  Series  A
Preferred Stock.

(3)   Issuable upon the conversion of 7,250 shares  of  Series  A
Preferred Stock.

(4)   Issuable upon the conversion of 4,000 shares  of  Series  A
Preferred Stock.

(5)  Includes 369,430 shares beneficially owned by Lindner Growth
Fund.   Ryback has sole voting and dispositive power over all  of
such shares.

(6) Includes The Capital Group Companies, Inc., Capital Research and Management Company and SMALLCAP World Fund, Inc.

(7)   Issuable upon the conversion of 5,000 shares  of  Series  A
Preferred Stock.

(8)   Issuable upon the conversion of 5,000 shares  of  Series  A
Preferred Stock.

(9)   Issuable upon the conversion of 2,500 shares  of  Series  A
Preferred Stock.

(10) Includes 15,152 shares of Common Stock issuable upon the conversion of 125 shares of Series A Preferred Stock, 5,868 shares of Common Stock issuable upon the exercise of Warrants and options exercisable within 60 days to purchase 42,773 shares of Common Stock.

(11) Includes 9,091 shares of Common Stock issuable upon the conversion of 75 shares of Series A Preferred Stock, 3,521 shares of Common Stock issuable upon the exercise of Warrants and options exercisable within 60 days to purchase 23,886 shares of Common Stock.

(12) Includes 9,200 shares held by Mr. Bell as custodian for the benefit of his three minor children and 6,105 shares held by BF Partners, of which Mr. Bell is a partner. Mr. Bell has sole voting power with respect to such 6,105 shares. Also includes 48,484 shares of Common Stock issuable upon the conversion of 400 shares of Series A Preferred Stock, 18,777 shares of Common Stock issuable upon the exercise of Warrants and options exercisable within 60 days to purchase 3,333 shares of Common Stock.

(13)  Includes  options exercisable within 60  days  to  purchase
3,333 shares of Common Stock.

(14) Includes 120 shares held by Mr. Earley's spouse and options exercisable within 60 days to purchase 3,333 shares of Common
Stock.

(15) Mr. Green is a general partner of various venture capital investment funds that may be deemed to be affiliated with the Canaan entities, and thus, under the rules and regulations of the Commission, may be deemed to be the beneficial owner of the shares of the Company's Common Stock owned by those funds. Accordingly, such shares are included in the table as beneficially owned by Mr. Green. Mr. Green is not a general partner of the Canaan entities, and has no voting power with respect to such shares. Mr. Green disclaims beneficial ownership of such shares.

(16) Mr. Janes is a general partner of Triumph, and thus, under the rules and regulation of the Commission, may be deemed to be the beneficial owner of Triumph's Common Stock. Accordingly, such shares are included in the table as beneficially owned by Mr. Janes. Triumph has sole voting power with respect to such shares. Mr. Janes disclaims beneficial ownership of such shares.

(17)  Includes  options exercisable within 60  days  to  purchase
8,830 of Common Stock.

(18)  Includes  options exercisable within 60  days  to  purchase
4,552 of Common Stock.

(19)  Includes  options exercisable within 60  days  to  purchase
14,968 of Common Stock.

(20) Issuable upon the conversion of 5,000 shares of Series A Preferred Stock beneficially owned by Advance Capital Management ("Advance"). Mr. Leeds is the founder and principal of Advance, and thus, under the rules and regulations of the Commission, may be deemed to be the beneficial owner of such shares. Accordingly, such shares are included in the table as beneficially owned by Mr. Leeds. Mr. Leeds disclaims beneficial ownership of such shares.

(21) Issuable upon the conversion of 5,000 shares of Series A Preferred Stock beneficially owned by Aetna Life Insurance Co. ("Aetna"). Mr. Holt is the Chief Investment Officer of Aetna, and thus, under the rules and regulations of the Commission, may be deemed to be the beneficial owner of such shares. Accordingly, such shares are included in the table as beneficially owned by Mr. Holt. Mr. Holt disclaims beneficial ownership of such shares.

(22) Includes 105,008 shares issuable upon exercise of options and 2,202,736 shares issuable upon conversion of Series A
Preferred Stock and Series B Preferred Stock.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table shows the cash compensation paid by the Company and its subsidiaries as well as certain other compensation paid or accrued in 1996 and 1997 to the Chairman of the Board and Chief Executive Officer of the Company, and the four most highly compensated Executive Officers of the Company. The Executives of the Company were not executives of the predecessor company, and as such their 1995 compensation is not included below.
                   SUMMARY COMPENSATION TABLE

                                                Long
                                                Term
                         Annual Compensation    Compensa
                                                tion
                                                Securiti
                                                es
                                                Underlyi  All
                                                ng        Other
                  Year    Salary      Bonus(1)  Options   Compens  (4)
                                                (#)(2)    ation
Russell        R.  1997     $275,000     $90,000  110,000  $81,254  (3)(5)
MacDonnell,       1996      271,882      67,500      -0-    1,758
 Chairman,
President and
 Chief
Executive
Officer

David Heidecorn   1997      200,000      65,000   65,000   51,780  (3)
 Executive        1996      193,349      57,500      -0-    1,349
Vice President
 and Chief
Financial
 Officer

Gregory J.        1997      150,000      65,000   40,000    1,348
Westhoff          1996      140,835      40,000      -0-    1,016
 Vice
President and
President of
 Alarmguard,
 Inc.

Joseph J.         1997      121,000      15,000   16,000    2,219
Monachino,        1996      120,069      15,000      -0-    1,593
 Vice
President, Sales
and  Marketing
of Alarmguard,
Inc.

Peter M. Rogers   1997      100,000      30,000   16,000    1,719
 Vice             1996       95,000      20,000      -0-    1,356
President,
Operations
     of
Alarmguard, Inc.

(1)  Of the compensation reported as Bonus and Other Compensation in  1997 for Messrs. MacDonnell and Heidecorn, $125,000  and
     $75,000,  respectively,  was  paid  in  the  form   of   New
     Debentures.  See "Certain Transactions."

(2) Number of shares of Common Stock underlying options granted on April 16, 1997.

(3) Includes special one time bonuses in 1997 provided to Messrs. MacDonnell and Heidecorn in connection with the merger with Triton Group Ltd.

(4) Other compensation consists of contributions by the Company on behalf of each of the named individuals in connection with the Company's 401(k) Savings Plan.

(5) Includes $3,773 of life insurance premiums paid by the Company.


Stock Options

     The following table sets forth certain information regarding stock options granted in 1997 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows a hypothetical potential realizable value of such options based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The assumed rates of growth were selected by the Commission for illustration purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.


               OPTION GRANT IN LAST FISCAL YEAR (1997)

                            Percent                      Potential
                            of                           Realizable
               # Of         Total     Exerci   Expir     Value at
               Options      Options   se       ation     Assumed Annual
               Granted      Granted   Price    Date      Rates
                            to        ($/Sh)   of        of Stock Price
                            Employees          Grant     Appreciation
                                                         for Option
                                                         Term

                                                         5% ($)     10%($)

Russell R.          110,000       32%   $7.50  4/16/07   $518,838  $1,314,838
David                65,000       19%    7.50  4/16/07    306,586     776,949
Heidecorn
Gregory J.           40,000       12%    7.50  4/16/07    188,668     478,123
Westhoff
Joseph J.            16,000        5%    7.50  4/16/07     75,467     191,249
Monachino
Peter M.             16,000        5%    7.50  4/16/07     75,467     191,249
Rogers


      A total of 339,000 stock options were granted to certain members of management on April 16, 1997 at $7.50 per share. The five individuals named in the above table received 247,000 options. The options expire on April 16, 2007 and vest over four years.


Options Exercised and Holdings

       The following table sets forth certain information concerning stock option exercises by the five individuals named in the Summary Compensation Table during 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the closing market price of the Common Stock at December 31, 1997.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-
                        END OPTION VAUES

                                Number of        Value of
                               Unexercised      Unexercised
                                 Options       in the Money
                             at Fiscal Year-      Options
                                 End (1)      at Fiscal Year-
                                                  End (2)
                            Exerc  Unexercis  Exerci  Unexerc
                            isable  able        sable   isable

Russell R. MacDonnell       42,773     84,524 $449,116  $887,503
David Heidecorn             23,886     49,762  250,808   522,502
Gregory H. Westhoff         14,968     30,920  157,167   324,661
Joseph J. Monachino          8,830     12,414   92,718   130,347
Peter M. Rogers              4,552     12,184   47,796   127,932


(1) Number of options that are exercisable and unexercisable as of June 30, 1998.

(2)   Value  of  exercisable  and unexercisable  options  with  a
December  31, 1997 market price of $10.50.  Grants  in  1994  and
1995  have a $0.33 exercise price and the 1997 grant has a  $7.50 exercise price.


Severance Agreements

      Messrs. MacDonnell, Heidecorn and Westhoff are parties to severance agreements (the "Severance Agreements") with the Company. The Severance Agreements provide that in the event each is involuntarily terminated by the Company without "cause" or resigns for "good reason" (as such terms are defined in the Severance Agreements), he will be provided with the following termination payments and benefits: (a) any earned and accrued but unpaid installment of his base salary; (b) an amount equal to the sum of his annual base salary and the average of his last three years' bonus compensation earned from the Company; (c) reimbursements of reasonable expenses incurred for a period of one year in seeking subsequent employment, to a maximum of $25,000; (d) benefit continuation for a period of one year; and
(e) awards under the 1997 Stock Incentive Plan will continue to vest or be exercisable for the duration of the term of such award as if his employment with the Company had continued during such term. In the event of termination of employment by reason of his death, the Company will pay to his designated beneficiary or estate the amounts and benefits described in subparagraphs (a) and (b) above, and will allow an acceleration of the vesting and exercisability of all awards granted under the 1997 Stock Incentive Plan. In the event of termination of employment for cause, disability, or his resignation without good reason, then the Company will pay to him only the payments and benefits described in subparagraph (a) above (except that, in the case of a disability, such Executive will also receive the benefits set forth in subparagraph (e) above).

      In the event of the termination or resignation for any reason after a "change in control" (as such term is defined in the Severance Agreements) of the Company, the Company will pay to each individual (i) the amounts described in subparagraph (a) in the previous paragraph, (ii) the amounts described in paragraph
(b) and (iii) the benefits described in subparagraphs (c) and (d) in the previous paragraph (the "Change in Control Benefits"). Termination or resignation for any reason after a change in control will also cause the accelerated vesting and lapse of restriction provisions of the 1997 Stock Incentive Plan to become applicable to the awards granted. The Change in Control Benefits and the accelerated vesting and lapse in restriction provisions of the 1997 Stock Incentive Plan will also be applicable in the event of his termination of employment by the Company within the four month period (i) prior to the date of a change in control of the Company, (ii) following commencement of certain `tender offers" for the Company's stock, (iii) following the execution by the Company of an agreement the consummation of which would constitute a change in control, (iv) following the solicitation of proxies for the election of directors by anyone other than the Company, or (v) following the approval of the Companys' stockholders of certain transactions the consummation of which would result in a change of control.

     The Severance Agreements provide for certain non-competition restrictions on Messrs. MacDonnell, Heidecorn and Westhoff. Pursuant to the Severance Agreements, they agree that they will not (with certain exceptions) (i) during the period of their employment with the Company, and (ii) in the event of the their termination or resignation from their employment for any reason (other than in connection with a change in control), for the one-year period thereafter, own, manage, lend to or join (as an employee or otherwise) any business which "competes" with the Company, as defined in the Severance Agreements (generally, an entity will be deemed to compete with the Company if it is engaged in the residential and/or commercial security alarm business).

Compensation Committee Report on Executive Compensation

      The Compensation Committee of the Board of Directors (the "Committee"), which consists of three non-employee directors, is responsible for reviewing and making recommendations to the Board with respect to the Company's executive compensation policies.

       The Company believes that there should be a direct relationship between executive compensation and value delivered to stockholders and the Company's compensation structure is based on this philosophy. The Company believes that the base compensation for its executives should be competitive, enabling the Company to attract and retain the best available people. Additionally, the Company believes that bonus compensation based on realistic targets provides the motivation to the executive to strive to meet or exceed Company goals. Since the inception of Alarmguard in 1992, the Company has used stock options as a means of providing performance-based compensation to all executive officers. The Company believes that stock options are a key ingredient to executive compensation because they serve to align the interest of executive officers with stockholder value.

      The compensation of the Company's Chief Executive Officer, Russell R. MacDonnell, like the other executive officers, consists of a combination of salary, bonus and stock options. In addition to those factors applying generally to all executives as indicated below, Mr. McDonnell's compensation for fiscal 1997 reflects the Company's successful merger with Triton Group Ltd. in April 1997, as well as the Company's growth in MRR,FN1 EBITDA FN2 and Adjusted EBITDA FN3 pursuant to the Company's aggressive growth plan.

      The Company has entered into severance agreements with the three key executives which provide for termination benefits under certain circumstances, including a termination without cause or the termination or resignation in connection with a change in control of the Company. The termination benefits include one-year's annual salary, an amount representing the average annual bonus amount paid over the last three years and the continuation of certain health and welfare plan benefits for up to one year.


      In  determining the compensation of the Company's executive officers,  which  includes salary, bonus and stock  options,  the
Committee  considers  a combination of objective  and  subjective performance criteria, all of which the Committee believes
___________________________

FN1 MRR means monthly recurring revenue that the Company (or, if the context requires, another company in the security alarm industry) is entitled to receive under contracts in effect at the end of such period. MRR is a term commonly used in the security alarm industry as a measure of the size of the company. It does not measure profitability or performance, and does not include any allowance for future subscriber attrition or for uncollectible accounts receivable.

FN2   EBITDA is earnings before interest, taxes, depreciation and amortization.

FN3   Adjusted EBITDA is derived by adding to EBITDA the expenses net  of  related  revenues associated with the  Company's  Direct
Marketing Program and acquisition integration expenses.

---------------------------
contribute to stockholder value.  Objective criteria include:

       - MRR, EBITDA and Adusted EBITDA growth
       - MRR gross attrition

      The Committee, in conjunction with the Board of Directors, reviews the business plans and projections prepared by management and compares the Company's actual performance to the objective criteria set forth in such plans and projections.

       Subjective criteria considered by the Committee in determining executive officer compensation include the consummation of appropriately priced acquisitions, the successful integration of such acquisitions, growth in Alarmguard's direct marketing and dealer programs, the enhancement of the Company's central monitoring station and facilities and the success in capital raising. Bonuses paid for fiscal year 1997 performance reflect Alarmguard's merger with Triton Group Ltd. in April 1997, the successful acquisition of several security companies, principally Protective Alarms, Inc., and internal growth programs. The Committee also considers compensation paid to other persons with comparable skills and experience in the security industry and other service industries, the Company's performance in comparison to its competitors and performance in each executive's specific area of responsibility.

                          Submitted    by   the   Compensation
                          Committee of
                          The Company's Board of Directors,
                          April 15, 1998

                          Stuart L. Bell
                          Michael E. Cahr
                          Stephen L. Green


STOCK PERFORMANCE GRAPH


       The following chart compares the cumulative total stockholder returns on the Common Stock since April 16, 1997 (the date on which the Common Stock was first traded on the American Stock exchange following the Merger with Triton Group Ltd.) to the cumulative total returns over the same period of the Russell 2000 index and a peer group index comprised of the common stock of Borg Warner Security Corporation, The Pittston Brinks Group, Protection One, Inc., and Response USA (the "Peer Group"). The Peer Group is based on the selection of companies operating in the security alarm monitoring business. The annual returns for the Peer Group index are weighted based on the capitalization of each company within the Peer Group at the beginning of each period for which a return is indicated. The chart assumes the value of the investment in the Common Stock and each index was $100 at April 16, 1997 and that all dividends were reinvested.

[Filed with the Commission under cover of Form SE, dated April 20, 1998.]

Compliance With Section 16(a) of the Securities and Exchange  Act of 1934

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Company's directors and executive officers who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with by such persons during the period ended December 31, 1997.


                         Other Business

      No other matters are to be presented for action at the Annual Meeting of Stockholders other than as set forth in this proxy statement.

Independent Accountants

       Ernst & Young, LLP, a firm of independent public accountants, was engaged by the Company to examine its financial statements for the 1997 fiscal year. The appointment of auditors is approved annually by the Board of Directors. The decision of the Board of Directors is based on the recommendation of the Audit Committee. A representative of Ernst & Young is expected to attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if he or she desires to do so. The representative will also be available to respond to appropriate questions from stockholders.


Stockholder Proposals

      Any stockholder of the Company who wishes to present a proposal at the 1999 Annual Meeting of Stockholders of the
Company, and who wishes to have such proposal included in the Company's proxy statement for that meeting, must deliver a copy of such proposal to the Company at 125 Frontage Road, Orange, CT 06477, Attention: David Heidecorn, no later than _____________, 1998; provided, however, that if the 1999 Annual Meeting of Stockholders is held on a date more than 30 days before or after the corresponding date of the 1998 Annual Meeting, any stockholder who wishes to have a proposal included in the Company's proxy statement for that meeting must deliver a copy of the proposal to the Company a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company's proxy statement any stockholder's proposal which does not comply with the rules of the Securities and Exchange Commission for inclusion therein.

Financial Statements

      The Company's 1997 Annual Report, including financial statements for the fiscal year 1997, accompanies this proxy statement. Stockholder's may obtain free of charge a copy of the Company's most recent Annual Report on Form 10-K as filed with Securities and Exchange Commission by writing to the Company at 125 Frontage Road, Orange, CT 06477, Attention: Investor Relations.


You are encouraged to let us know your preference by marking the appropriate boxes on the enclosed proxy.

PROXY ALARMGUARD HOLDINGS, INC.                      PROXY

      PROXY FOR ANNUAL MEETING OF STOCKHOLDERS JUNE 30, 1998
           SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


           The undersigned hereby appoints Russell R. MacDonnell and David Heidecorn, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Alarmguard Holdings, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders to be held at 125 Frontage Road, Orange, Connecticut, on June 30, 1998, 9:00 a.m. and at any adjournment or postponement thereof.

1.    Approval  of the ratification of the issuance of  Series  A
Convertible  Preferred  Stock and Series B Convertible  Preferred
Stock.

               FOR                 AGAINST           ABSTAIN

2.    Election of Directors     FOR all nominees     WITHHOLD
                                listed               AUTHORITY  to vote
                                 below (except as
                                 marked to          for all nominees listed
                                the contrary below) below

(Instruction:   To withhold authority to vote for any  Individual
nominee strike a line through the nominee's name in the list below.)

David Heidecorn and Thomas W. Janes.

3. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the
Board of Directors knowing of no such other business).

                         The directors recommend a vote FOR items 1 and 2.



(Continued on reverse side)
(Continued from other side)

UNLESS  THE  STOCKHOLDER DIRECTS OTHERWISE, THIS  PROXY  WILL  BE
VOTED FOR ITEMS 1 AND 2 AS PROPOSED.

PLEASE DATE, SIGN AND RETURN IN THE ENVELOPE PROVIDED.

(Please sign in the same form as name appears hereon.
 Dated ______________________________, 1998
Executors and other fiduciaries should indicate
their   titles.    If   signed  on  behalf  of   a   corporation,
_________________________________________
give title of officer signing).

_________________________________________

Signature of Stockholder(s)



















     THIS  PROXY IS SOLICITED BY THE BOARD OF DIRECTORS  FOR
     THE  ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 30,
     1998.